EXHIBIT 5.1
OLSHAN
1325 Avenue of the Americas * 15th Floor* New York, New York 10019
Telephone: 212-451-2300 * Facsimile: 212-451-2222
_____________________________________________________________________________________

May 13, 2021
IZEA Worldwide, Inc.
501 N. Orlando Avenue, Suite 313 PMB 247
Winter Park, Florida 32789

Re: Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is delivered in our capacity as counsel to IZEA Worldwide, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an indeterminate number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company having a maximum aggregate offering price of $100,000,000 (the “Shares”) that may be offered and sold from time to time by the Company.
In connection with this opinion, we have examined the Registration Statement, the Articles of Incorporation and By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to our opinion, on certificates and other inquiries of officers of the Company.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
Based upon and subject to the foregoing, we are of the opinion that when (a) the Company has taken all necessary action to authorize and approve the issuance of Shares, the terms of the offering thereof and related matters, and (b) such Shares have been issued and delivered against payment therefor in accordance with the terms of an applicable definitive purchase, underwriting or similar agreement, then such Shares will have been legally issued, fully paid, nonassessable and binding obligations of the Company, enforceable against the Company in accordance with their terms.
The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal

Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP